Exhibit 99.1

Whole Earth Brands Reports First Quarter 2023 Results and Reaffirms Full Year Guidance

Chicago, Illinois – May 10, 2023 – Whole Earth Brands, Inc. (the “Company” or “we” or “our”) (Nasdaq: FREE), a global food company enabling healthier lifestyles through premium plant-based sweeteners, flavor enhancers and other foods, today announced its financial results for its first quarter ended March 31, 2023. The Company also reaffirmed fiscal year 2023 guidance.

First Quarter 2023 Highlights

•	Reported consolidated revenue growth of 1.4%. Constant currency consolidated revenue grew 2.8%

•	Branded CPG constant currency revenue approximately flat compared to 2022 as strong pricing growth was offset by volume declines

•	Flavors & Ingredients constant currency revenue growth of 14.5% compared to 2022, driven by a combination of strong volume growth and increased pricing

•	Operating income of $3.0 million

•	Adjusted EBITDA of $16.6 million and free cash flow of $2.5 million (defined as cash provided by operating activities less capital expenditures)

•	Michael Franklin named Chief Executive Officer

	First Quarter Net Product Revenue Growth Overview
	Reported	Foreign Currency	Constant Currency
Branded CPG	(1.7)%	(1.5)%	(0.2)%
Flavors & Ingredients	13.3%	(1.2)%	14.5%
Total	1.4%	(1.4)%	2.8%

Irwin D. Simon, Executive Chairman, stated, “We generated positive free cash flow for the second consecutive quarter, which demonstrates tangible progress toward our goal of improving our execution and positioning the business for consistent long-term growth in the years ahead. The evolution of our business into a leaner and more efficient operator is taking place in real time under Michael’s leadership and we look forward to sharing additional progress in the second quarter. In just the first few months, Michael has done an excellent job with the team and we are excited to announce that Michael has now transitioned from Interim CEO to officially joining the Company as our CEO.”

Michael Franklin, Chief Executive Officer, commented, “I am enthusiastic and energized for the opportunity to lead this great organization. I have agreed to assume the CEO role as I deeply believe in the equity value creation story that lies ahead. This was a strong quarter as my first in the role as CEO and I’m encouraged by the results we posted today. We continue to look inward for opportunities to enhance our business, whether that be reinvesting in our brands, optimizing our manufacturing footprint, or rightsizing our cost base. We will continue to make targeted reinvestments in our most important assets – our world class people and leading brands. It’s through this strong foundation that we can improve our margin profile, generate positive cash flows, de-lever the balance sheet, and create value for our shareholders.”

FIRST QUARTER 2023 RESULTS

•	Consolidated product revenues were $132.4 million, an increase of 1.4% on a reported basis and 2.8% on a constant currency basis, as compared to the prior year first quarter.

•	Reported gross profit was $32.3 million, compared to $39.6 million in the prior year first quarter. Adjusted gross profit was $39.6 million, compared to $42.8 million in the prior year first quarter. The decrease in adjusted gross profit was largely driven by cost inflation, partially offset by pricing actions.

•	Reported gross profit margin was 24.4% in the first quarter of 2023, compared to 30.3% in the prior year period. Adjusted gross profit margin was 29.9%, compared to 32.8% in the prior year first quarter. The decrease in adjusted gross profit margin was primarily the result of cost inflation in excess of realized price increases.

•	Consolidated operating income was $3.0 million compared to operating income of $7.1 million in the prior year first quarter primarily due to cost inflation and increased costs associated with the supply chain reinvention project.

•	Consolidated net loss was $19.8 million in the first quarter of 2023 compared to net income of $2.7 million in the prior year period due to the decline in operating profit as well as increased interest expense and income tax expense.

•	Consolidated Adjusted EBITDA was $16.6 million compared to $17.8 million in the prior year quarter. The decrease was impacted by unfavorable foreign currency impact of $0.4 million due to the strengthening US dollar. Excluding the foreign currency impact, Consolidated Adjusted EBITDA declined 4.4%, driven by cost inflation exceeding pricing gains.

SEGMENT RESULTS

Branded CPG Segment

On a reported basis, Branded CPG segment product revenues decreased $1.8 million, or 1.7%, to $102.0 million for the first quarter of 2023, compared to $103.8 million for the same period in the prior year. On a constant currency basis, segment product revenues were approximately flat compared to the prior year period driven primarily by pricing actions offset by volume declines.

Operating loss was $0.8 million in the first quarter of 2023 compared to operating income of $6.5 million for the same period in the prior year. The decrease was primarily due to the impact of cost inflation, increased sugar import tariffs, costs associated with the Company’s supply chain reinvention project, and an unfavorable impact from a stronger US dollar.

Flavors & Ingredients Segment

On a reported basis, Flavors & Ingredients segment product revenues increased 13.3% to $30.4 million for the first quarter of 2023, compared to $26.8 million for the same period in the prior year. On a constant currency basis, segment product revenues increased 14.5% compared to the prior year period primarily due to strong volume growth of 8.3% driven by growth in licorice extracts resulting from the Company’s commercial expansion and innovation efforts and 6.2% growth from pricing actions.

Operating income was $9.5 million in the first quarter of 2023, compared to $7.8 million in the prior year period. The increase was primarily due to revenue gains, partially offset by $1.6 million of favorable non-cash purchase accounting adjustments related to inventory revaluations in the prior year period that did not reoccur in the current quarter.

Corporate

Corporate expenses for the first quarter of 2023 were $5.7 million, compared to $7.2 million of expenses in the prior year period. The decrease was driven by a decline in compensation expense as well as transaction-related expenses in the prior year period that did not reoccur.

Balance Sheet

As of March 31, 2023, the Company had cash and cash equivalents of $26.6 million and $427.6 million of long-term debt, net of unamortized discount and debt issuance costs. At March 31, 2023, there was $72 million drawn on its $125 million revolving credit facility.

Cash provided by operating activities was $4.1 million for the three months ended March 31, 2023. Free cash flow, defined as cash provided by operating activities less capital expenditures, was $2.5 million for the first quarter of 2023.

On April 24, 2023, the Company entered into an amendment to its Amended and Restated Loan Agreement which increases the consolidated total leverage ratio covenant to provide near-term flexibility and improved access to its revolving credit facility. The amendment changed the maximum consolidated total leverage ratio covenant as follows: (i) the consolidated total leverage ratio will temporarily increase by 0.25 turns for the first quarter of 2023, 0.5 turns on a quarterly basis through the fourth quarter of 2023, and 0.25 turns in the first quarter of 2024; and (ii) beginning in the second quarter of 2024, the consolidated total leverage ratio will return to a level not to exceed 5.5x.

Outlook

The Company is reaffirming its outlook for full year 2023. The Company’s 2023 outlook is as follows:

•	Net Product Revenues: $550 million to $565 million representing reported growth of 2% to 5%

•	Adjusted EBITDA: $76 million to $78 million

•	Capital Expenditures: Approximately $9 million

The outlook is provided in the context of greater than usual volatility as a result of current geo-political events and the current inflationary environment and foreign currency exchange rate fluctuations.

Conference Call Details

The Company will host a conference call and webcast to review its first quarter results today, May 10, 2023, at 8:30 am ET. The conference call can be accessed live over the phone by dialing (888) 886-7786 or for international callers by dialing (416) 764-8658. A replay of the call will be available until May 24, 2023, by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671; the passcode is 65821386.

The live audio webcast of the conference call will be accessible in the News & Events section on the Company's Investor Relations website at investor.wholeearthbrands.com. An archived replay of the webcast will also be available shortly after the live event has concluded.

About Whole Earth Brands

Whole Earth Brands is a global food company enabling healthier lifestyles and providing access to high quality plant-based sweeteners, flavor enhancers and other foods through our diverse portfolio of trusted brands and delicious products, including Whole Earth®, Pure Via®, Wholesome®, Swerve®, Canderel® and Equal®. With food playing a central role in people’s health and wellness, Whole Earth Brands’ innovative product pipeline addresses the growing consumer demand for more dietary options, baking ingredients and taste profiles. Our world-class global distribution network is the largest provider of plant-based sweeteners in more than 100 countries with a vision to expand our portfolio to responsibly meet local preferences. We are committed to helping people enjoy life’s everyday moments and the celebrations that bring us together. For more information on how we “Open a World of Goodness®,” please visit www.WholeEarthBrands.com.

Forward-Looking Statements

This press release contains forward-looking statements (including within the meaning of the Private Securities Litigation Reform Act of 1995) concerning Whole Earth Brands, Inc. and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of management, as well as assumptions made by, and information currently available to, management.

Forward-looking statements may be accompanied by words such as “achieve,” “aim,” “anticipate,” “believe,” “can,” “continue,” “could,” “drive,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “grow,” “improve,” “increase,” “intend,” “may,” “outlook,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” or similar words, phrases or expressions. Examples of forward-looking statements include, but are not limited to, the statements made by Messrs. Simon and Franklin, and our 2023 outlook. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the ongoing conflict in Ukraine and related economic disruptions and new governmental regulations on our business, including but not limited to the potential impact on our sales, operations and supply chain; adverse changes in the global or regional general business, political and economic conditions, including the impact of continuing uncertainty and instability in certain countries, that could affect our global markets and the potential adverse economic impact and related uncertainty caused by these items; the extent of the continued impact of the COVID-19 pandemic, and any recurrence of the COVID-19 pandemic, local, regional, national, and international economic conditions that have deteriorated as a result of the COVID-19 pandemic, including the risks of a global recession or a recession in one or more of the Company’s key markets, and the impact they may have on the Company and its customers and management’s assessment of that impact; extensive and evolving government regulations that impact the way the Company operates; the impact of the COVID-19 pandemic on the Company’s suppliers, including disruptions and inefficiencies in the supply chain; and the Company’s ability to offset rising costs through pricing and productivity effectively.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These statements are subject to the risks and uncertainties indicated from time to time in the documents the Company files (or furnishes) with the U.S. Securities and Exchange Commission.

You are cautioned not to place undue reliance upon any forward-looking statements, which are based only on information currently available to the Company and speak only as of the date made. The Company undertakes no commitment to publicly update or revise the forward-looking statements, whether written or oral that may be made from time to time, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Investor Relations Contact:

Whole Earth Brands

312-840-5001

investor@wholeearthbrands.com

ICR

Jeff Sonnek

646-277-1263

jeff.sonnek@icrinc.com

Whole Earth Brands, Inc.

Reconciliation of GAAP and Non-GAAP Financial Measures

(Unaudited)

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate the comparison of the Company’s historical operating results and trends in its underlying operating results, and provides additional transparency on how the Company evaluates its business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. The Company also believes that presenting these measures allows investors to view its performance using the same measures that the Company uses in evaluating its financial and business performance and trends. The Company considers quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of its ongoing financial and business performance and trends. The adjustments generally fall within the following categories: constant currency adjustments, intangible asset non-cash impairments, purchase accounting charges, transaction-related costs, long-term incentive expense, non-cash pension expenses, severance and related expenses associated with productivity initiatives, public company readiness, M&A transaction expenses, supply chain reinvention costs and other one-time items affecting comparability of operating results. See below for a description of adjustments to the Company’s U.S. GAAP financial measures included herein. Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, the Company’s non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.

DEFINITIONS OF THE COMPANY’S NON-GAAP FINANCIAL MEASURES

The Company’s non-GAAP financial measures and corresponding metrics reflect how the Company evaluates its operating results currently and provide improved comparability of operating results. As new events or circumstances arise, these definitions could change. When these definitions change, the Company provides the updated definitions and presents the related non-GAAP historical results on a comparable basis. When items no longer impact the Company’s current or future presentation of non-GAAP operating results, the Company removes these items from its non-GAAP definitions.

The following is a list of non-GAAP financial measures which the Company has discussed or expects to discuss in the future:

•	Constant Currency Presentation: We evaluate our product revenue results on both a reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our product revenue results, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the Company’s performance. We calculate constant currency percentages by converting our current period local currency product revenue results using the prior period exchange rates and comparing these adjusted amounts to our prior period reported product revenues.

•	Adjusted EBITDA: We define Adjusted EBITDA as net income or loss from our consolidated statements of operations before interest income and expense, income taxes, depreciation and amortization, as well as certain other items that arise outside of the ordinary course of our continuing operations specifically described below:

o	Asset impairment charges: We exclude the impact of charges related to the impairment of goodwill and other long-lived intangible assets. We believe that the exclusion of these impairments, which are non-cash, allows for more meaningful comparisons of operating results to peer companies. We believe that this increases period-to-period comparability and is useful to evaluate the performance of the company.

o	Purchase accounting adjustments: We exclude the impact of purchase accounting adjustments, including the revaluation of inventory at the time of the business combination. These adjustments are non-cash and we believe that the adjustments of these items allows for more meaningful comparability of our operating results.

o	Long-term incentive plan: We exclude the impact of costs relating to the long-term incentive plan. We believe that the adjustments of these items allows for more meaningful comparability of our operating results.

o	Non-cash pension expenses: We exclude non-cash pension expenses/credits related to closed, defined pension programs of the Company. We believe that the adjustments of these items allows for more meaningful comparability of our operating results.

o	Severance and related expenses: We exclude employee severance and associated expenses related to roles that have been eliminated or reduced in scope as a productivity measure taken by the Company. We believe that the adjustments of these items allows for more meaningful comparability of our operating results.

o	Restructuring: To measure operating performance, we exclude restructuring costs. We believe that the adjustments of these items allows for more meaningful comparability of our operating results.

o	M&A transaction expenses: We exclude expenses directly related to the acquisition of businesses. We believe that the adjustments of these items allows for more meaningful comparability of our operating results.

o	Supply chain reinvention: To measure operating performance, we exclude certain one-time and other costs associated with reorganizing our North America Branded CPG operations and facilities in connection with our supply chain reinvention program, which will drive long-term productivity and cost savings. These costs include incremental expenses such as hiring, training, start up and other temporary costs. We believe that the adjustments of these items allows for more meaningful comparability of our operating results.

o	Other items: To measure operating performance, we exclude certain expenses and include certain gains that we believe are not operational in nature. We believe the exclusion or inclusion of such amounts allows management and the users of the financial statements to better understand our financial results.

Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. Adjusted EBITDA margin is Adjusted EBITDA for a particular period expressed as a percentage of product revenues for that period.

We use Adjusted EBITDA to measure our performance from period to period both at the consolidated level as well as within our operating segments, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors. In addition to Adjusted EBITDA being a significant measure of performance for management purposes, we also believe that this presentation provides useful information to investors regarding financial and business trends related to our results of operations and that when non-GAAP financial information is viewed with GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance.

Adjusted EBITDA should not be considered as an alternative to net income or loss, operating income, cash flows from operating activities or any other performance measures derived in accordance with GAAP as measures of operating performance or cash flows as measures of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.

The Company cannot reconcile its expected Adjusted EBITDA to Net Income under “Outlook” without unreasonable effort because certain items that impact net income and other reconciling metrics are out of the Company’s control and/or cannot be reasonably predicted. These items include, but are not limited to, stock-based compensation expense and acquisition-related charges. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance period.

Adjusted Gross Profit Margin: We define Adjusted Gross Profit Margin as Gross Profit excluding all cash and non-cash adjustments impacting Cost of Goods Sold, included in the Adjusted EBITDA reconciliation, as a percentage of Product Revenues, net. Such adjustments include: depreciation, purchase accounting adjustments, long-term incentives and other items adjusted by management to better understand our financial results.

Whole Earth Brands, Inc.

Condensed Consolidated Balance Sheets

(In thousands of dollars, except for share and per share data)

(Unaudited)

	March 31, 2023	December 31, 2022
Assets
Current Assets
Cash and cash equivalents	$26,632	$28,676
Accounts receivable (net of allowances of $1,699 and $1,614, respectively)	66,472	66,653
Inventories	218,397	218,975
Prepaid expenses and other current assets	8,979	10,530
Total current assets	320,480	324,834

Property, Plant and Equipment, net	57,313	58,092

Other Assets
Operating lease right-of-use assets	16,695	18,238
Goodwill	194,521	193,139
Other intangible assets, net	241,923	245,376
Deferred tax assets, net	349	539
Other assets	8,985	8,785
Total Assets	$840,266	$849,003

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$50,145	$47,002
Accrued expenses and other current liabilities	36,095	27,488
Current portion of operating lease liabilities	8,877	8,804
Current portion of long-term debt	3,750	3,750
Total current liabilities	98,867	87,044
Non-Current Liabilities
Long-term debt	427,599	432,172
Deferred tax liabilities, net	32,586	32,585
Operating lease liabilities, less current portion	10,748	12,664
Other liabilities	9,921	9,987
Total Liabilities	579,721	574,452
Commitments and Contingencies	—	—
Stockholders’ Equity
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding at March 31, 2023 and December 31, 2022	—	—
Common stock, $0.0001 par value; 220,000,000 shares authorized; 42,244,966 and 41,994,355 shares issued and outstanding at March 31, 2023 and December 31, 2022, respectively	4	4
Additional paid-in capital	362,164	360,777
Accumulated deficit	(104,985)	(85,188)
Accumulated other comprehensive income (loss)	3,362	(1,042)
Total stockholders’ equity	260,545	274,551
Total Liabilities and Stockholders’ Equity	$840,266	$849,003

Whole Earth Brands, Inc.

Condensed Consolidated Statements of Operations

(In thousands of dollars, except for share and per share data)

(Unaudited)

	Three Months Ended
	March 31, 2023	March 31, 2022
Product revenues, net	$132,417	$130,592
Cost of goods sold	100,076	91,034
Gross profit	32,341	39,558

Selling, general and administrative expenses	24,689	27,788
Amortization of intangible assets	4,651	4,705

Operating income	3,001	7,065

Interest expense, net	(10,704)	(6,032)
Other (expense) income, net	(629)	2,817
(Loss) income before income taxes	(8,332)	3,850
Provision for income taxes	11,465	1,124
Net (loss) income	$(19,797)	$2,726

Net (loss) earnings per share:
Basic	$(0.47)	$0.07
Diluted	$(0.47)	$0.07

Whole Earth Brands, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands of dollars)

(Unaudited)

	Three Months Ended
	March 31, 2023	March 31, 2022
Operating activities
Net (loss) income	$(19,797)	$2,726
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Stock-based compensation	1,792	1,650
Depreciation	1,690	1,460
Amortization of intangible assets	4,651	4,705
Deferred income taxes	(124)	(905)
Amortization of inventory fair value adjustments	—	(1,599)
Amortization of debt issuance costs and original issue discount	522	456
Change in fair value of warrant liabilities	(154)	(861)
Changes in current assets and liabilities:
Accounts receivable	706	(3,821)
Inventories	1,579	(878)
Prepaid expenses and other current assets	(740)	(842)
Accounts payable, accrued liabilities and income taxes	14,084	4,833
Other, net	(142)	(2,478)
Net cash provided by operating activities	4,067	4,446

Investing activities
Capital expenditures	(1,556)	(3,276)
Proceeds from the sale of fixed assets	—	50
Net cash used in investing activities	(1,556)	(3,226)

Financing activities
Proceeds from revolving credit facility	—	30,000
Repayments of revolving credit facility	(4,000)	—
Repayments of long-term borrowings	(938)	(938)
Payment of contingent consideration	—	(29,108)
Tax withholdings related to net share settlements of stock awards	(405)	(291)
Net cash used in financing activities	(5,343)	(337)

Effect of exchange rate changes on cash and cash equivalents	788	186
Net change in cash and cash equivalents	(2,044)	1,069
Cash and cash equivalents, beginning of period	28,676	28,296
Cash and cash equivalents, end of period	$26,632	$29,365

Supplemental disclosure of cash flow information
Interest paid	$10,284	$5,567
Taxes paid, net of refunds	$3,228	$993

Whole Earth Brands, Inc.

Adjusted EBITDA Reconciliation

(In thousands of dollars)

(Unaudited)

	Three Months Ended March 31, 2023	Three Months Ended March 31, 2022
Product revenues, net	$132,417	$130,592
Net (loss) income	$(19,797)	$2,726
Provision for income taxes	11,465	1,124
Other expense (income), net	629	(2,817)
Interest expense, net	10,704	6,032
Operating income	3,001	7,065
Depreciation	1,690	1,460
Amortization of intangible assets	4,651	4,705
Purchase accounting adjustments	-	(1,599)
Long term incentive plan	1,279	1,650
Severance and related expenses	(30)	230
Non-cash pension expense	-	10
M&A transaction expenses	-	650
Supply chain reinvention	4,886	3,354
Other items	1,099	236
Adjusted EBITDA	$16,577	$17,763

Whole Earth Brands, Inc.

Constant Currency Product Revenues, Net Reconciliation

(In thousands of dollars)

(Unaudited)

	Three Months Ended March 31,
			$ change			% change
Product revenues, net	2023	2022	Reported	Constant Dollar	Foreign Exchange (1)	Reported	Constant Dollar	Foreign Exchange
Branded CPG	$102,010	$103,761	$(1,751)	$(201)	$(1,550)	-1.7%	-0.2%	-1.5%
Flavors & Ingredients	30,407	26,831	3,576	3,890	(314)	13.3%	14.5%	-1.2%
Combined	$132,417	$130,592	$1,825	$3,689	$(1,864)	1.4%	2.8%	-1.4%

(1) The "foreign exchange" amounts presented, reflect the estimated impact from fluctuations in foreign currency exchange rates on product revenues.

Whole Earth Brands, Inc.

GAAP to Adjusted EBITDA Reconciliation

(In thousands of dollars)

(Unaudited)

	Three Months Ended March 31, 2023				Three Months Ended March 31, 2022
	GAAP	Non-cash adj.	Cash adj.	Adjusted EBITDA	GAAP	Non-cash adj.	Cash adj.	Adjusted EBITDA	$ Change	% Change
Product revenues, net	$ 132,417	$ -	$ -	$ 132,417	$ 130,592	$ -	$ -	$ 130,592	$ 1,825	1.4%
Cost of goods sold	100,076	(2,307)	(4,898)	92,871	91,034	64	(3,354)	87,743	5,128	5.8%
Gross profit	32,341	2,307	4,898	39,546	39,558	(64)	3,354	42,849	(3,303)	(7.7%)
Gross profit margin %	24.4%			29.9%	30.3%			32.8%		(2.9%)
Selling, general and administrative expenses	24,689	(1,761)	41	22,968	27,788	(1,822)	(881)	25,086	(2,117)	(8.4%)
Amortization of intangible assets	4,651	(4,651)	-	-	4,705	(4,705)	-	-	-	-
Operating income	$ 3,001	$ 8,720	$ 4,857	$ 16,577	$ 7,065	$ 6,463	$ 4,235	$ 17,763	$ (1,186)	(6.7%)
Operating margin %	2.3%			12.5%	5.4%			13.6%		(1.1%)

Whole Earth Brands, Inc.

Adjustments to Operating Income by Income Statement Line and Nature

(In thousands of dollars)

(Unaudited)

	Three Months Ended March 31, 2023				Three Months Ended March 31, 2022
Non-Cash adjustments	Cost of Goods Sold	SG&A	Amort. Of Intangibles	Operating Income	Cost of Goods Sold	SG&A	Amort. Of Intangibles	Operating Income
Depreciation	$ 1,484	$ 206	$ -	$ 1,690	$ 1,194	$ 266	$ -	$ 1,460
Amortization of intangible assets	-	-	4,651	4,651	-	-	4,705	4,705
Non-cash pension expense	-	-	-	-	-	10	-	10
Long term incentive plan	237	1,042	-	1,279	132	1,519	-	1,650
Purchase accounting costs	-	-	-	-	(1,599)	-	-	(1,599)
Other items	586	513	-	1,099	210	26	-	236
Total non-cash adjustments	$ 2,307	$ 1,761	$ 4,651	$ 8,720	$ (64)	$ 1,822	$ 4,705	$ 6,463
Cash adjustments
Severance and related expenses	-	(30)	-	(30)	-	230	-	230
M&A transaction expenses	-	-	-	-	-	650	-	650
Supply chain reinvention	4,898	(11)	-	4,886	3,354	-	-	3,354
Total cash adjustments	$ 4,898	$ (41)	$ -	$ 4,857	$ 3,354	$ 881	$ -	$ 4,235
Total adjustments	$ 7,205	$ 1,721	$ 4,651	$ 13,576	$ 3,291	$ 2,702	$ 4,705	$ 10,698